EX-99.B-77D(a)

                                   W&R FUNDS, INC.

     SUB-ITEM 77D(a)and (e):  Policies with respect to security investments:

     As an operating policy, W&R Funds, Inc. Asset Strategy Fund may purchase shares of another investment company subject to the restrictions and limitations of the 1940 Act.